Exhibit 99

CACI Reports Fiscal 2007 First Quarter Results

 Revenue Increased 10.5 Percent to $467.6 Million
 Operating Income Increased 9.1 Percent to $36.5 Million
 Contract Funding Orders of $605 Million, Up 27 Percent
 Contract Awards Total $900 Million, Up 13 Percent

          ARLINGTON, Va., Nov. 1 /PRNewswire-FirstCall/ -- CACI International Inc (NYSE: CAI), a leading information technology and network solutions provider to the federal government, announced results today for its quarter ended September 30, 2006. CACI provides innovative solutions to meet America’s national needs in defense, intelligence, homeland security, and the transformation of government, and is a leading strategic consolidator in its market space.

          First Quarter Results

          For the first quarter of Fiscal Year 2007 (FY07) the Company reported record revenue of $467.6 million, up 10.5 percent over first quarter of Fiscal Year 2006 (FY06) revenue of $423.1 million.  Operating income for the quarter was $36.5 million versus operating income of $33.5 million in the year earlier quarter, an increase of 9.1 percent.  The Company’s operating margin in the quarter was 7.8 percent compared with 7.9 percent in the year earlier quarter. The effective tax rate for the quarter was 38.0 percent versus 36.0 percent in the first quarter of FY06.  Net income for the first quarter was $18.8 million, or $0.60 per diluted share, down 1.7 percent compared with $19.1 million, or $0.62 per diluted share, for the first quarter of FY06.  The decrease in net income was primarily due to higher interest expense and income taxes compared to the year earlier quarter.  Operating cash flow for the quarter was $42.5 million compared with $38.2 million in the year earlier quarter.

          First Quarter Highlights:

          In addition to the revenue and earnings, major highlights and accomplishments during the first quarter of FY07 include:

*	Contract awards totaled approximately $900 million:
	--	Nearly 60 percent is for new work with the remainder being recompeted work retained by the Company
	--	Approximately $230 million is from the Intelligence Community

*	Significant prime, Indefinite Delivery/Indefinite Quantity (IDIQ) multiple award contracts not included in the above are:
	--	The Department of Homeland Security (DHS) Enterprise Acquisition Gateway for Enterprise Solutions (EAGLE) program to provide management support services
	--	Support of the Design and Engineering Support Program (DESP II) for the Air Force Material Command and the Army Tank and Automotive Command

*	Contract funding orders totaled $605 million, an increase of 27 percent over $477 million in the first quarter of FY06

          CEO Commentary

          Commenting on the results for the quarter, Dr. J.P. (Jack) London, CACI’s Chairman, President, and CEO said, “I am pleased to announce CACI has had a great start for the year with approximately $900 million in contract awards and over $600 million in contract funding orders in the quarter.  This record level of activity reflects the ongoing priority needs of the federal marketplace we serve.  It also indicates that CACI is winning recompetes, new business opportunities and large tier one contracts.  We believe that this quarter’s award and contract funding activity sets the stage for solid financial performance in our FY07 and beyond.”

          CACI Guidance

          The Company issued its guidance for its second fiscal quarter and all of FY07. This guidance excludes the revenue or earnings from future acquisitions that may be completed prior to the end of FY07.

(In millions except for earnings per share)	2nd Quarter	Total Year

Revenue	$475 - $495	$2,000 - $2,100
Diluted earnings per share	$0.65 - $0.72	$2.91 - $3.15
Diluted weighted average shares	31.3	31.4

          This guidance represents our views as of November 1, 2006.  Investors are reminded that actual results may differ from these estimates for the reasons described below and in our filings with the Securities and Exchange Commission.

          The Company also announced that beginning with its Fiscal Year 2008 (FY08), it will issue only annual guidance with quarterly updates.  The primary focus of CACI’s management is on the long-term goals and strategies it sets and develops to grow the Company and enhance shareholder value.  By issuing and updating annual guidance, management believes it can better communicate and educate all investors in using a long-term focus in their analysis and capital investment decisions regarding CACI, and, as a result, promote an investor focus on the Company’s long-term value proposition in the marketplace.

          Conference Call Information

          The Company has scheduled a conference call for 8:30 AM Eastern Time Thursday, November 2nd, during which management will be making a brief presentation focusing on first quarter results, operating trends and its expectations. A question-and-answer session will follow to allow further discussion of the results and the Company’s future expectations. Interested parties can listen to the conference call and view the accompanying exhibits over the Internet by logging on to CACI’s homepage, http://www.caci.com, at the scheduled time. A replay of the call will also be available over the Internet beginning at 1:00 PM Eastern Time Thursday, November 2nd, and can be accessed through CACI’s homepage (http://www.caci.com) by clicking on the CACI Investor Info button.

          About CACI

          CACI International Inc provides the IT and network solutions needed to prevail in today’s new era of defense, intelligence, and e-government. From systems integration and managed network solutions to knowledge management, engineering, simulation, and information assurance, we deliver the IT applications and infrastructures our federal customers use to improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness.  Our solutions lead the transformation of defense and intelligence, assure homeland security, enhance decision-making, and help government to work smarter, faster, and more responsively. CACI has been named to the Fortune 1000 Largest Companies of 2006. A member of the Russell 1000 index, CACI provides dynamic careers for approximately 10,100 employees working in over 130 offices in the U.S. and Europe. CACI is the IT provider for a networked world. Visit CACI on the web at http://www.caci.com.

          There are statements made herein which may not address historical facts and, therefore, could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are subject to factors that could cause actual results to differ materially from anticipated results.  The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following:  regional and national economic conditions in the United States and United Kingdom, including conditions that result from terrorist activities or war; changes in interest rates; currency fluctuations; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. Government or other public sector projects in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; government contract procurement (such as bid protest, small business set asides, loss of work due to organizational conflicts of interest, etc.) and termination risks; the results of government investigations into allegations of improper actions related to the provision of services in support of U.S. military operations in Iraq; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); market speculation regarding the continued independence of the Company; material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts (“GWACs”) and/or scheduled contracts with the General Services Administration; our own ability to achieve the objectives of near term or long range business plans; changes that could result from accounting adjustments requested in connection with finalizing our Report on Form 10-Q; and other risks described in the Company’s Securities and Exchange Commission filings.

For investor information contact:	For other information contact:
David Dragics, Vice President,	Jody Brown, Executive Vice President,
Investor Relations	Public Relations
(703) 841-7835, ddragics@caci.com	(703) 841-7801, jbrown@caci.com

(Financial tables follow)

Selected Financial Data

CACI International Inc
Condensed Consolidated Statements of Operations (Unaudited)
(Amounts in thousands, except per share amounts)

	Quarter Ended

	9/30/2006	9/30/2005	% Change

Revenue	$467,623	$423,106	10.5%

Costs of revenue
Direct costs	300,727	270,877	11.0%
Indirect costs and selling expenses	119,855	111,206	7.8%
Depreciation and amortization	10,506	7,535	39.4%

Total costs of revenue	431,088	389,618	10.6%

Operating income	36,535	33,488	9.1%
Interest expense, net	6,209	3,613	71.9%

Income before income taxes	30,326	29,875	1.5%
Income taxes	11,523	10,752	7.2%

Net income	$18,803	$19,123	-1.7%

Basic earnings per share	$0.61	$0.64	-3.5%
Diluted earnings per share	$0.60	$0.62	-2.5%
Weighted average shares used in per share computations:
Basic	30,629	30,073
Diluted	31,278	31,002

Statements of Operations Data (Unaudited)

	Quarter Ended

	9/30/2006	9/30/2005

Operating profit margin	7.8%	7.9%
Tax rate	38.0%	36.0%
Net profit margin	4.0%	4.5%

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Balance Sheets (Unaudited)
(Amounts in thousands)

	9/30/2006	6/30/2006

ASSETS:
Current assets
Cash and cash equivalents	$40,590	$24,650
Accounts receivable, net	383,345	392,013
Other current assets	27,398	33,166

Total current assets	451,333	449,829
Goodwill and intangible assets, net	825,487	832,184
Property and equipment, net	24,039	25,082
Other long-term assets	66,204	60,995

Total assets	$1,367,063	$1,368,090

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities
Notes payable	$3,544	$3,543
Accounts payable	50,548	44,921
Accrued compensation and benefits	85,440	93,398
Other accrued expenses	73,336	69,503

Total current liabilities	212,868	211,365
Notes payable, net of current portion	338,431	364,317
Other long-term liabilities	45,468	47,049

Total liabilities	596,767	622,731
Shareholders’ equity	770,296	745,359

Total liabilities and shareholders’ equity	$1,367,063	$1,368,090

CACI International Inc
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Amounts in thousands)

	Three Months Ended

	9/30/2006	9/30/2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$18,803	$19,123
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	10,506	7,535
Amortization of deferred financing costs	355	355
Stock-based compensation expense	4,433	7,013
Benefit for deferred income taxes	(3,468)	(761)
Changes in operating assets and liabilities:
Accounts receivable, net	7,173	12,869
Other current assets	2,414	(1,755)
Accounts payable and accrued expenses	1,320	286
Accrued compensation and benefits	(8,718)	(9,934)
Income taxes payable and receivable	6,762	296
Other liabilities	2,891	3,205

Net cash provided by operating activities	42,471	38,232

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(2,109)	(2,207)
Other long-term assets	(804)	(1,381)

Net cash used in investing activities	(2,913)	(3,588)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net repayments under line of credit	(25,886)	(985)
Proceeds from employee stock transactions	1,995	2,852
Proceeds from exercise of stock options	1,349	3,555
Repurchase of common stock	(1,310)	(2,981)
Other	71	1,041

Net cash (used in) provided by financing activities	(23,781)	3,482

Effect of changes in currency rates on cash	163	(161)

Net increase in cash and equivalents	15,940	37,965
Cash and equivalents, beginning of period	24,650	132,965

Cash and equivalents, end of period	$40,590	$170,930

Selected Financial Data (Continued)

Revenue by Customer Type (Unaudited)
Quarter Ended

(dollars in thousands)	9/30/2006		9/30/2005		$ Change	% Change

Department of Defense	$334,101	71.4%	$307,208	72.6%	$26,893	8.8%
Federal Civilian Agencies	107,845	23.1%	93,060	22.0%	14,785	15.9%
Commercial	21,005	4.5%	16,509	3.9%	4,496	27.2%
State and Local Governments	4,672	1.0%	6,329	1.5%	(1,657)	-26.2%

Total	$467,623	100.0%	$423,106	100.0%	$44,517	10.5%

Revenue by Contract Type (Unaudited)
Quarter Ended

(dollars in thousands)	9/30/2006		9/30/2005		$ Change	% Change

Time and materials	$243,189	52.0%	$231,358	54.7%	$11,831	5.1%
Cost reimbursable	129,697	27.7%	110,251	26.0%	19,446	17.6%
Fixed price	94,737	20.3%	81,497	19.3%	13,240	16.2%

Total	$467,623	100.0%	$423,106	100.0%	$44,517	10.5%

Revenue Received as a Prime versus Subcontractor (Unaudited)
Quarter Ended

(dollars in thousands)	9/30/2006		9/30/2005		$ Change	% Change

Prime	$381,227	81.5%	$352,418	83.3%	$28,809	8.2%
Subcontractor	86,396	18.5%	70,688	16.7%	15,708	22.2%

Total	$467,623	100.0%	$423,106	100.0%	$44,517	10.5%

Contract Funding Orders Received (Unaudited)
Quarter Ended

(dollars in thousands)	09/30/2006	09/30/2005	$ Change	% Change

Contract Funding Orders	$605,189	$477,435	$127,754	26.8%

c

Reconciliation of Total Revenue Growth and Organic Revenue Growth
(Unaudited)

          The Company has presented organic revenue growth to reflect acquisitions on total revenue growth.  Revenue generated from the date a business is acquired through the first anniversary of that date is considered acquired revenue growth.  All remaining revenue growth is considered organic.  The Company believes that this non-GAAP financial measure provides investors with useful information to evaluate the growth rate of the Company’s core business. This non-GAAP measure should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Quarter Ended			Twelve Months Ended

(dollars in thousands)	9/30/2006	9/30/2005	% Change	9/30/2006	9/30/2005	% Change

Revenue, as reported	$467,623	$423,106	10.5%	$1,799,841	$1,657,515	8.6%
Less: Acquired revenue	60,057	—		136,818	—

Organic revenue	$407,566	$423,106	-3.7%	$1,663,023	$1,657,515	0.3%